Exhibit

99.2  Press Release of the Company, dated March 31 , 2005


Mediscience Corp. Retains New York-Based Investor Relations Firm


CHERRY HILL, N.J.--(BUSINESS WIRE)--March 31, 2005--Mediscience Corp. (OTCBB:
MDSC), has engaged The Investor Relations Group, Inc. (IRG), based in New York
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City, to serve as its financial relations and corporate communications agency of record.

IRG will strive to increase investor awareness of Mediscience within the U.S. market by individually and personally introducing Mediscience and its management to pre-qualified investment professionals. By providing an extensive array of public relations services, including obtaining media placements in television, radio, magazine, newspaper and trade media outlets IRG will also focus on increasing the public awareness of Mediscience and its proprietary products that enable optical biopsy, a procedure that allows for the diagnosis of cancerous and pre-cancerous tissue without the need for invasive surgery.

In the future, U.S. investor inquiries relating to MediScience can be directed to The Investor Relations Group, New York, N.Y., Telephone: 212.825.3210, Fax:
212.825.3229.

About Mediscience Technology

MediScience Technology Corporation and its New York subsidiary, Mediphotonics Development Company LLC design, develop and commercialize medical devices for the purpose of detecting cancer and physiological change by using frequencies of light that are emitted, scattered and absorbed to distinguish malignant, precancerous, or benign tissue from normal tissue. Mediscience's technology is exclusive and patent protected. The technology is noninvasive and combines the advantages of real-time results with enhanced diagnostic sensitivity and specificity compared to other methods of cancer detection.

Investor Notice


Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the parties/company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include among other things, the availability of financing, the parties/ company's ability to implement its long-range business plan for the joint or independent development of various applications of its technology/ IP; the company's ability to enter into future agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary US regulatory i.e. FDA clearances applicable to applications of the company's technology; and management of growth and other risked and uncertainties that may be detailed from time to time in the parties/company's reports filed with the Securities and Exchange Commission. This disclosure is intended to satisfy: SEC Section 6, 6.01 Regulation FD, disclosure and Section 7 and 7.0 as well as all applicable and presently effective Sarbanes-Oxley disclosure requirements under Regulation G.

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Mediscience Technology Corp.Michael Engelhart, 201-818-0050
mengelhart@mediscience.com or Peter Katevatis Esq., 215-485-0362 metpk@aol.com
--------------------------                                       -------------
or

Investor Relations Group: Adam Holdsworth/Erik Lux 212-825-3210

                 SOURCE: Mediscience Technology Corp.



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